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                    August 19, 2022

       Pedro Arnt
       Co-Chief Executive Officer
       MELI Kaszek Pioneer Corp
       78 SW 7th Street
       Individual Office No. 07-156
       Miami, FL 33130

                                                        Re: MELI Kaszek Pioneer
Corp
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 17,
2022
                                                            File No. 001-40847

       Dear Mr. Arnt:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Angel Uribe